Exhibit 4.2

ALDEXA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

December 20, 2012

i

4.3	Allocation of Securities and Payment	20
4.4	Failure to Exercise	21
4.5	Assignment	21
4.6	Permitted Transfers	21
4.7	Termination	21

SECTION 5 MISCELLANEOUS		22

5.1	Successors and Assigns	22
5.2	Third Parties	22
5.3	Governing Law	22
5.4	Counterparts	22
5.5	Notices	22
5.6	Severability	22
5.7	Amendment and Waiver	22
5.8	Rights of Holders	23
5.9	Delays or Omissions	23
5.10	Attorneys’ Fees	23
5.11	Headings	23
5.12	Entire Agreement	23
5.13	Further Assurances	23
5.14	Aggregation of Stock	23
5.15	Additional Investors	24

Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is entered into as of December 20, 2012, by Aldexa Therapeutics, Inc., a Delaware corporation formerly known as Neuron Systems, Inc. (the “Company”), and the investors listed on the Schedule of Investors attached as Exhibit A hereto (each individually, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and possess registration rights, information rights, rights of first offer and other rights pursuant to an Investors’ Rights Agreement, dated as of June 23, 2008, between the Company and such Existing Investors (the “Prior Agreement”).

WHEREAS, the undersigned Existing Investors constitute the Holders (as defined in the Prior Agreement) of sixty-seven percent (67%) of the Registrable Securities (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement;

WHEREAS, the Investors are purchasing shares of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), under which certain of the Investors’ and the Company’s obligations are conditioned upon the execution and delivery of this Agreement by such Investors, the Existing Investors, and the Company.

AGREEMENT

NOW, THEREFORE, the Company and the Existing Investors hereby agree that Prior Agreement shall be amended and restated in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

SECTION 1

REGISTRATION RIGHTS; RESTRICTIONS ON TRANSFERABILITY

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean with respect to any Person, any Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the shares of common stock of the Company, par value $0.001 per share.

“Conversion Shares” shall mean the Common Stock issued or issuable upon conversion of the Shares.

“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

“Holder” shall mean any Investor owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.14 hereof.

“Initiating Holders” shall mean the Investor or transferees of the Investor under Section 1.14 hereof who in the aggregate are Holders of not less than twenty percent (20%) of the outstanding Registrable Securities.

“Major Holder” shall mean the Investor or transferees of the Investor under Section 1.14 hereof who in the aggregate are Holders of at least Two Million (2,000,000) shares of Series B Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock), subject to adjustments for stock splits, reverse stock splits, combinations or dividends and reclassifications, exchanges or substitutions.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

“Person” shall mean an individual, a corporation, a partnership, a trust or unincorporated organization or any other entity or organization.

“Preferred Stock” shall mean the Series A Preferred Stock of the Company and the Series B Preferred Stock of the Company.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means (a) the Conversion Shares, (b) all shares of Common Stock owned by the Investors, (c) solely for the purposes of Sections 1 and 5, the shares of Common Stock issued and issuable upon conversion of the shares of Series A Preferred Stock issued and issuable pursuant to the certain Warrant issued to Square 1 Bank, dated as of April 12, 2012 (the “Bank Warrant”) and the shares of Common Stock issued and issuable pursuant to the Bank Warrant at all times when Class (as defined in the Bank Warrant) is Common Stock, provided, that the holder of the shares described in this clause (c) shall not be permitted to be an Initiating Holder for the purposes of Section 1.5 and (d) any Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security that is issued) as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the

Common Stock described in clauses (a) or (b) hereof, provided that shares of Common Stock that are eligible for resale without restriction pursuant to Rule 144 under the Securities Act shall not be Registrable Securities.

“Registration Expenses” shall mean all reasonable expenses incurred by the Company in complying with Sections 1.5, 1.6 and 1.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and up to Twenty-Five Thousand Dollars ($25,000) for all reasonable fees and disbursements of one special counsel for all of the Holders who elect to include their Registrable Securities in any such registration, but shall not including Selling Expenses.

“Restated Certificate” shall mean the Amended and Restated Certificate of Incorporation of the Company.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar or successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

“Shares” shall mean shares of the Preferred Stock of the Company.

1.2 Restrictions. The Shares and the Conversion Shares shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. The Investor will cause any proposed purchaser, assignee, transferee or pledgee of the Shares and the Conversion Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

1.3 Restrictive Legend. Each certificate representing (a) the Shares, (b) the Conversion Shares, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT

OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AGREEMENTS BETWEEN THE COMPANY AND THE ORIGINAL STOCKHOLDER, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.

1.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 1. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such holder’s expense by either (a) an unqualified written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (c) any other evidence reasonably satisfactory to counsel to the Company, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144, (y) in any transaction in which an Investor which is a corporation distributes Restricted Securities solely to its majority owned subsidiaries or affiliates for no consideration, or (z) in any transaction in which an Investor which is a partnership distributes Restricted Securities solely to its partners, limited partners, retired partners, members or retired members for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 1. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in this Section 1, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

1.5 Requested Registration.

(a) In case the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to the Registrable Securities, the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance

(ii) as soon as practicable, and in any event within ninety (90) days after receipt of such written request, use commercially reasonable efforts to file such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.5:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) Prior to six (6) months after the effective date of the Company’s initial public offering;

(C) After the Company has effected two (2) such registrations pursuant to this subparagraph 1.5(a), each such registration has been declared or ordered effective;

(D) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration initiated by the Company; provided that the Company is actively employed in good faith in commercially reasonable efforts to cause such registration statement to become effective and provided further that the rights of the Initiating Holders to include Registrable Securities for registration in the Company’s registration shall be governed by Section 1.6 hereof;

(E) If such registration, qualification or compliance involves securities with an aggregate gross offering price (before underwriters’ discounts and expenses) of less than Five Million Dollars ($5,000,000); or

(F) If the Company shall have effected a registration pursuant to this Section 1.5 within one hundred eighty days (180) preceding the Company’s receipt of the Initiating Holders’ request.

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders; provided, however, that if (i) in the good faith judgment of the board of directors of the Company (the “Board”), such registration would be detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the Company’s best interests to defer the filing of such registration statement, then the Company shall have the right to defer such filing for up to two (2) periods of not more than sixty (60) days each after receipt of the request of the Initiating Holders, and provided further, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

(b) Underwriting. In the event that a registration pursuant to Section 1.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.5(a)(D. The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.5 and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested and provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may be excluded therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities or other securities so excluded shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the date of the final prospectus used in such public offering.

1.6 Company Registration.

(a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a merger, acquisition or exchange or other Rule 145 transaction, (iii) a registration relating to a convertible debt transaction, or (iv) a registration in connection with the Company’s initial public offering, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within twenty (20) days after receipt of such written notice from the Company by any Holder, but only to the extent that such inclusion will not diminish the number of securities included by the Company or by holders of the Company’s securities who have demanded such registration and further subject to the underwriter’s right to limit the number of securities included in the registration as set forth in Section 1.6(b) below.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a)(i). In such event, the right of any Holder to registration pursuant to Section 1.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company (or by the Holders who have demanded such registration, as the case may be, which underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.6, if the managing underwriter determines in its sole discretion that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a pro rata basis based on the total number of securities (including, without limitation, Registrable Securities owned by each participating Holder) entitled to be included in such registration. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s initial public offering, in which case, up to one hundred percent (100%) of the selling Holders’ Registrable Securities may be excluded if the underwrites make the determination above and no other stockholder’s securities are included in such offering. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest one hundred (100) shares. If any Holder or other holder disapproves of the terms of any such underwriting, he or she may be excluded therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the date of the final prospectus included in the registration statement relating thereto.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

1.7 Registration on Form S-3.

(a) If any Holder or Holders of at least thirty-three percent (33%) of the then outstanding Registrable Securities requests that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities, the reasonably anticipated aggregate gross offering price to the public of which would exceed One Million Dollars ($1,000,000) before underwriter’s discounts and expenses, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use commercially reasonable efforts to cause such Registrable Securities to be registered for the offering on such form. The Company will (i) promptly give written notice of the proposed registration to all other Holders, and (ii) as soon as practicable, but in no event later than ninety (90) days following the request, use commercially reasonable efforts to file such registration (including, without limitation, the execution of an undertaking to file post- effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of written notice from the Company. The substantive provisions of Section 1.5(b) shall be applicable to each registration initiated under this Section 1.7.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) in a given twelve (12) month period, after the Company has effected two (2) such registrations pursuant to subparagraph 1.7(a); (iii) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be detrimental to the Company for registration statements to be filed in the near future, in which case the Company’s obligation to use commercially reasonable efforts to file a registration statement shall be deferred for up to two periods of sixty (60) days each, such sixty (60) day periods not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holder or Holders; or (iv) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration initiated by the Company;

provided that the Company is actively employed in good faith in commercially reasonable efforts to cause such registration statement to become effective and provided further that the rights of the Holders to include Registrable Securities for registration in the Company’s registration shall be governed by Section 1.6 hereof. The Company shall not defer its obligation in the manner set forth in each of subsection (iii) or (iv) above, as the case may be, more than once in any twelve (12) month period.

1.8 Corporate Transaction. In the event of a Corporate Transaction, the Company shall use commercially reasonable efforts to cause the registration rights described under this Section 1 to be assumed or equivalent registration rights to be substituted by a successor corporation or a parent or subsidiary of such successor corporation in writing. “Corporate Transaction” means a sale of all or substantially all of the Company’s assets or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person or a sale of capital stock such that the stockholders immediately prior to such sale possess less than a majority of the voting power immediately after such sale; provided however, that (a) the provisions of this Section 1.8 may be waived by the holders of a majority of the then outstanding Registrable Securities and (b) the provisions of this Section 1.8 shall not apply in the event of any Corporate Transaction if all Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash or (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act or for which the definitive agreement governing the Corporate Transaction provides for registration rights for such securities.

1.9 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 1.5, 1.6 and 1.7 shall be borne by the Company, including reasonable fees and disbursements of one counsel for the selling Holders not to exceed $25,000, provided that the Company shall not be required to pay the Registration Expenses of any registration proceeding begun pursuant to Sections 1.5 and 1.7, the request of which has been subsequently withdrawn by the Initiating Holders or because a sufficient number of Holders have withdrawn so that the minimum offering conditions set forth in Sections 1.5 or 1.7 are no longer satisfied, unless, in the case of Section 1.5, the holders of a majority of Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 1.5. In such case, (i) the Holders of Registrable Securities to have been registered shall bear all such Registration Expenses pro rata on the basis of the number of shares to have been registered and (ii) the Company shall be deemed not to have effected a registration pursuant to subparagraphs 1.5(a) or 1.7(a) of this Agreement. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a change in the condition, business or prospects of the Company from that known to the Holders at the time of their request that is materially adverse from the perspective of a reasonable person in a Holder’s position, and of which the Company had knowledge at the time of the request, then the Holders shall not be required to pay any of such Registration Expenses, all of which shall be borne by the Company. In such case, the Company shall be deemed not to have effected a registration pursuant to subparagraph 1.5(a) of this Agreement. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

1.10 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof The Company will:

(a) Prepare and file with the Commission a registration statement with respect to the Registrable Securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for at least one hundred twenty (120) days or until the distribution described in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period that the Holder refrains from selling any securities included in such registration at the request of the Company or an underwriter of the Common Stock (or any other securities) of the Company and (ii) in the case of any registration on Form S-3 which is intended to be offered on a continuous or delayed basis, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which includes (A) any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the registration statement;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement and amendments and supplements thereto, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(d) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(e) Provide transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than effective date of such registration;

(f) Prepare and file amendments of or supplements to the registration statement or prospectus necessary to comply with the Securities Act with respect to disposition of the Registrable Securities covered by such registration statement;

(g) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction;

(h) Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1.10, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1.10, if such securities are being sold through underwriters,

(i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i) Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period;

(j) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(k) Not make any reference to Johnson & Johnson Development Corporation (“JJDC”) or any of its affiliates, or to any relationship the Company has with any such parties, in a registration statement or prospectus without first consulting with JJDC regarding the language to be used in any such disclosure, provided, that JJDC promptly and reasonably responds to the Company’s request to consult with JJDC.

1.11 Indemnification.

(a) The Company will indemnify each Holder, each of its officers and directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein, and provided further, that the indemnity agreement contained in this subsection 1.11 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or expense if a settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided however that in no event shall any indemnity under this Section 1.11(b) exceed the net proceeds from the offering received by such Holder unless such liability arises out of or is based upon the willful misconduct by such Holder.

(c) If the indemnification provided for in this Section 1.11 is held by a court of competent jurisdiction to be unavailable to a party entitled to indemnification under this Section 1.11 (the “Indemnified Party”) with respect to any loss, liability, claim, damage or expense referred to herein, then the party required to provide indemnification (the “Indemnifying Party”), in lieu of indemnifying such Indemnified Party hereunder, instead shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(d) Each Indemnified Party shall give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain its own separate counsel with the reasonable fees and expenses to be paid by the Indemnifying Party if the Indemnified Party reasonably determines with the advice of counsel that representation of such Indemnified Party would be appropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.11 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

1.12 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

1.13 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as an Investor owns any Restricted Securities, to furnish to the Investor forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

1.14 Transfer of Registration Rights. The rights to cause the Company to register securities granted to the Investors under Sections 1.5, 1.6 and 1.7 may only be assigned to (i) a transferee or assignee who acquires at least Two Million (2,000,000) shares of an original Holder’s Registrable Securities, subject to adjustment for stock splits, reverse stock splits, combinations or dividends and reclassifications, exchanges or substitutions, or (ii) an Affiliate of a Holder or a spouse, sibling, lineal descendant or ancestor, subsidiary, parent, general partner, limited partner, retired partner, member, retired member of a Holder, or an Affiliate of a Holder (without, in the case of this clause (ii), restriction as to number of Registrable Securities transferred); provided in each case that prompt written notice of such assignment is given to the Company and such assignee agrees to be bound by the provisions of this Agreement.

1.15 Market Stand-off Agreement. Each Holder agrees, severally and not jointly, in connection with the initial public offering of the Company’s securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, pledge, hypothecate, limit such Holder’s market risk regarding or otherwise directly or indirectly dispose of or agree to directly or indirectly dispose of any Registrable Securities (other than those included in the registration) or other capital stock of the Company or securities exchangeable or convertible into capital stock of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the date of the final prospectus used in such registration) as may be requested by the Company or such managing underwriters, and to enter into a lock-up agreement in customary form with such underwriters providing for restrictions approved by the Board; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section 1.15 shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. The foregoing provisions of this Section 1.15 shall only be applicable to the Holders if all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements in connection with the offering. The certificates for the (a) Shares, (b) Conversion Shares, (c) any New Securities and (d) any other securities issued in respect of the securities referenced in clauses (a), (b) and (c) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event shall contain, for so long as such market stand-off provision remains in place, a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER INCLUDING A MARKET STAND-OFF AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL STOCKHOLDER THAT PROHIBITS SALE OR TRANSFER OF SUCH SHARES FOR THE PERIOD THEREIN SPECIFIED FOLLOWING THE DATE OF THE FINAL PROSPECTUS FOR THE INITIAL PUBLIC OFFERING OF THE ISSUER’S COMMON STOCK. THIS AGREEMENT IS BINDING UPON TRANSFEREES. A COPY OF THE AGREEMENT IS ON FILE WITH THE SECRETARY OF THE ISSUER.”

1.16 Termination of Rights. The rights of any particular Holder or permitted transferee thereof to cause the Company to register securities under Sections 1.5, 1.6 and 1.7 shall terminate on the earlier of (i) six years following the date of the Company’s initial public offering or (ii) with respect to such Holder on the date when such Holder can sell all of its Registrable Securities in a single transaction pursuant to Rule 144 of the Securities Act.

SECTION 2

RIGHT OF FIRST OFFER

2.1 Right of First Offer. Subject to the terms and conditions contained in this Section 2, the Company hereby grants to each Investor holding Preferred Stock (each an “RFO Holder”) the right of first offer (the “Right of First Offer”) to purchase its Pro Rata Portion (as defined below) of any New Securities (as defined in Section 2.2) which the Company may, from time to time, propose to sell and issue. RFO Holder’s “Pro Rata Portion” for purposes of this Section 2 is equal to (x) the number of shares of the Company’s Common Stock issuable upon conversion of the then outstanding Convertible Securities held by such RFO Holder divided by (y) the sum of the total number of shares of the Company’s Common Stock then outstanding, the number of shares of the Company’s Common Stock issuable upon conversion of the then outstanding Convertible Securities and the number of shares of Common Stock issuable upon exercise of then outstanding Options (or conversion of Convertible Securities issuable upon exercise of then outstanding Options, as applicable).

2.2 Definition of New Securities. Except as set forth below, “New Securities” shall mean any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said shares of Common Stock or Preferred Stock. Notwithstanding the foregoing, “New Securities” does not include any securities that are “Excluded Stock” as defined in the Restated Certificate.

2.3 Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each RFO Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. The RFO Holders shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase shares of such New Securities (up to the amount referred to in Section 2.1), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If any RFO Holders do not indicate an interest in purchasing any such RFO Holder’s full Pro Rata Portion of such New Securities by the end of the 15-day period, the Company shall give notice of any remaining available New Securities (the “Overallotment Notice”) to each of the other RFO Holders who has elected to purchase its full Pro Rata Portion (the “Electing Holders”). Such Overallotment Notice may be made by telephone if confirmed in writing within two (2) days. The Electing Holders shall then have a right of overallotment such that they shall have ten (10) days from the date such Overallotment Notice was given to indicate an interest to increase the number of shares of New Securities they may purchase pursuant to this Section 2, in an aggregate amount of up to the number of remaining available shares of New Securities which, if necessary, shall be apportioned pro rata on the basis of the proportion that the number of shares of Common Stock (assuming conversion of any securities convertible into Common Stock, but not including Common Stock acquired other than upon conversion of Preferred Stock or options or warrants to acquire Common Stock) then held by each such Electing Holder who elects to increase the number of shares of New Securities it proposes to purchase bears to the number of shares of Common Stock (assuming conversion of any securities convertible into Common Stock, but not including Common Stock acquired other than upon conversion of Preferred Stock or options or warrants to acquire Common Stock) then held by all such Electing Holders who elect to increase the number of shares of New Securities they propose to purchase.

2.4 Exercise of Right. If any RFO Holder exercises its Right of First Offer hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place as soon as practicable after the RFO Holder gives notice of such interest.

2.5 Lapse and Reinstatement of Right. In the event a RFO Holder fails to exercise the Right of First Offer provided in this Section 2 in the manner provided above, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by such RFO Holder at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued

New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the RFO Holder in the manner provided above.

2.6 Transfer of Right of First Offer. The Right of First Offer granted under Section 2 of this Agreement may be assigned to a transferee or assignee reasonably acceptable to the Company in connection with any transfer of shares of the Company capital stock held by a RFO Holder; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws; (b) written notice of such assignment is given to the Company; (c) the transferee executes a written agreement to be bound by the terms of this Agreement. Notwithstanding the above, a RFO Holder that is a venture capital fund may assign or transfer such rights to an Affiliate venture capital fund so long as the transferee executes a written agreement to be bound by the terms of this Agreement.

2.7 Rights of Affiliated Investors. For purposes of this Section 2, Investors who are Affiliates of one or more other Investors shall, at the election of an Investor and one or more such Affiliates, be treated as a group (an “Investor Group”). Members of an Investor Group shall have the right to reallocate the rights granted by this Section 2 among themselves as they determine.

2.8 Termination of Right of First Offer. The Right of First Offer granted under this Section 2 of this Agreement shall not apply to and shall terminate immediately before the earlier to occur of (i) the Company’s initial public offering or (ii) a Liquidating Transaction (as defined in the Restated Certificate).

SECTION 3

AFFIRMATIVE COVENANTS OF THE COMPANY

The Company hereby covenants and agrees as follows:

3.1 Financial Information. As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, the Company will furnish to each Holder, or transferee thereof under Section 1.14, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants of national standing selected by the Company and approved by the Board. The Company will furnish to each Major Holder under Section 1.14 the following reports:

(a) As soon as practicable after the end of each quarter, and in any event within forty-five (45) days thereafter (other than the last calendar month of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the quarter, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such quarter, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the same quarter one year earlier; provided that footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail (in a form acceptable to the Major Holders) and signed by the principal financial or accounting officer of the Company;

(b) As soon as practicable after the end of each month, and in any event within forty-five (45) days thereafter (other than the last calendar month of each fiscal year), unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of the month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month, prepared in accordance with generally accepted accounting principles applied on a consistent basis and setting forth in each case in comparative form the figures for the same month one year earlier; provided that footnotes and schedule disclosure appearing in audited financial statements shall not be required, all in reasonable detail (in a form acceptable to the Major Holders) and signed by the principal financial or accounting officer of the Company;

(c) As soon as practicable, but in any event sixty (60) days prior to the beginning of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year, prepared on a monthly basis, and, as soon as prepared, any other updated or revised budgets for such fiscal year prepared by the Company and approved by the Board.

3.2 Inspection. The Company shall permit each Major Holder, at such Major Holder’s expense, to visit and inspect the Company’s properties, if any, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be requested by the Major Holder. The rights granted pursuant to this Section 3.2 may not be assigned or otherwise conveyed to any transferee the Company reasonably deems to be a competitor of the Company.

3.3 Confidentiality. Each Holder agrees and will cause any representative of such Holder to hold in confidence and trust and not use or disclose any information provided to or learned by it in connection with its rights under this Section 3, except that such Holder may disclose such information to any partner, member, subsidiary or parent of such Holder for the purpose of evaluating its investment in the Company as long as (a) such partner, member, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3 and (b) such Holder uses its commercially reasonable efforts to ensure that such partner, member, subsidiary or parent holds such information in confidence and trust and will not use or disclose any information provided to or learned by it except as required by law.

3.4 Patent, Copyright and Nondisclosure Agreements. The Company agrees to require each employee of the Company to execute a Confidential Disclosure Agreement and each consultant and advisor of the Company to execute an agreement that provides for confidential treatment of the Company’s proprietary information and the assignment of inventions, substantially in a form reasonably acceptable to the Board, as a condition of employment or continued employment or engagement, as the case may be, unless otherwise approved by the Board.

3.5 Stock Vesting. Unless otherwise approved by the Board, the Company agrees that all Common Stock issued to employees, consultants, advisors, directors and officers in the future shall be subject to a repurchase option which provides that upon termination of the employment of such individual, with or without cause, the Company has the option, but not the obligation, to repurchase at cost any unvested shares held by the individual which repurchase option shall lapse twenty-five percent (25%) at the first anniversary date of the issuance of such shares and the remainder on an equal monthly basis over the three (3) year period following such first anniversary. In addition, unless otherwise approved by the Board, the Company agrees that each option to purchase Common Stock issued to employees, consultants, advisors, directors and officers in the future, including those issued pursuant to the Stock Plan, shall vest in accordance with the following schedule: twenty-five percent (25%) of the total number of shares subject to such option shall vest at the first anniversary date of the grant thereof and the remainder on an equal monthly basis over the three (3) year period following such first anniversary. Notwithstanding the above, the vesting requirements in this Section 3.5 shall not apply to Thomas A. Jordan or John E. Dowling.

3.6 Qualified Small Business. The Company covenants that so long as any of the shares of Preferred Stock, or the Common Stock into which such shares are converted, are held by a Holder (in whose hands such shares of Common Stock are eligible to qualify as “qualified small business stock” as defined in Section 1202(c) of the of the Internal Revenue Code of 1986, as amended (the “Code”) (“Qualified Small Business Stock”), it will (i) comply with any applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock and (ii) execute and deliver to the Holders, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested thereby to cause the Preferred Stock or the Common Stock into which such shares are converted, to qualify as Qualified Small Business Stock.

3.7 Insurance. The Company shall maintain from financially sound and reputable insurers directors’ and officers’ liability insurance (the “D & 0 Policy”) in an amount approved by the Board, including the Series A Directors (as defined in the Restated Certificate) in their reasonable discretion. The Company shall cause to be maintained the D & 0 Policy except as otherwise decided in accordance with policies approved by the Board, including the Preferred Directors (as defined in the Restated Certificate).

3.8 Board Matters. All non-employee directors will be reimbursed for their reasonable out-of-pocket and travel expenses incurred (i) in attending Board meetings (or meetings of committees thereof), (ii) in attending other functions on behalf of the Company, or (iii) in connection with the performance of their duties as directors. All non-employee directors may be compensated for service on the Board. The Board shall meet at least quarterly, unless otherwise agreed by the majority of the members of the Board.

3.9 Selection of New CEO. Full time Chief Executive Officer (“CEO”) candidates shall be interviewed by Thomas A. Jordan, John E. Dowling and the Series A Directors. Approval for hiring the CEO shall require a majority of Thomas A. Jordan, John E. Dowling and the Series A Directors; provided, however, that the Series A Directors shall have the sole authority to hire the CEO if the Company has not otherwise hired a CEO on or before October 1, 2008. All fees and expenses payable to the Search Firm in connection with the search for a CEO shall be paid by the Company.

3.10 Termination of Covenants. The covenants set forth in this Section 3 shall terminate immediately before the earlier to occur of (i) the Company’s initial public offering or (ii) a Liquidating Transaction (as defined in the Restated Certificate).

SECTION 4

TRANSFERS OF SECURITIES BY INVESTORS

4.1 Notices. If any Investor proposes to sell, assign, hypothecate or otherwise transfer (a “Transfer”) any securities of the Company owned by such Investor from and after the date of this Agreement, other than pursuant to the provisions of Section 4.6 of this Agreement, the Transferor shall first give each of the other Investors the right to purchase such securities by delivering to them a written offer which shall state the price and other terms and conditions of the proposed Transfer (the “Offer”). If the Transferor proposes to Transfer the securities for consideration other than solely cash and/or promissory notes, the offer to the Investors shall, to the extent of such consideration, permit each Investor to pay in lieu thereof, cash equal to the fair market value of such consideration, and the offer shall state the estimate of such fair market value as determined in good faith by the Board. The Transferor shall fix the period of the offer which shall be a minimum of twenty (20) days or such longer period as is necessary to determine the fair market value of the consideration referred to in the preceding sentence.

4.2 Acceptance of Offer. An Investor may accept an Offer (“Purchasing Investor”) only by giving written notice to the Transferor within fifteen (15) days of delivery of the Offer that such Purchasing Investor has accepted the offer to purchase some or all of the securities offered (the “Accepted Securities”); provided, however, that the maximum number or amount of securities a Purchasing Investor shall be entitled to purchase shall be equal to that number or amount of securities to be transferred multiplied by a fraction, the numerator of which shall be the number of Conversion Shares held (or deemed to be held) by such Purchasing Investor and the denominator of which shall be the aggregate number of Conversion Shares held (or deemed to be held) by all Investors, excluding the Transferor’s Conversion Shares. Notwithstanding the foregoing, any Purchasing Investor may, at the time it accepts the offer, subscribe to purchase any or all securities offered which may be available as a result of the rejection, or partial rejection, of the offer by other Investors, which securities shall be allocated on a pro rata basis among those Purchasing Investors subscribing to purchase them.

4.3 Allocation of Securities and Payment. Promptly following the expiration of an Offer, the Transferor shall allocate the securities subscribed for among the Purchasing Investors accepting or partially accepting the Offer, as set forth in Section 4.2, and shall by written notice (the “Acceptance Notice”) advise all Purchasing Investors of the number or amount of securities allocated to each of the Purchasing Investors. Within ten (10) days following receipt of the Acceptance Notice, each of the Purchasing Investors shall deliver to the Transferor payment in full for the Accepted Shares purchased by it against delivery by the Transferor to each Purchasing Investor of a certificate or certificates evidencing the Accepted Securities purchased by it.

4.4 Failure to Exercise. To the extent an Offer pursuant to Section 4.1 is not accepted by the other Investors, the Transferor may, for a period of ninety (90) days thereafter, transfer the unaccepted securities, or any of them, upon terms no more favorable than specified in such offer, to any Person or Persons; provided that such Person or Persons agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

4.5 Assignment. The right of first refusal set forth in this Section 4 may not be assigned or transferred, except that each Investor shall have the right to assign its rights to purchase such securities under this Section 4 to any partner, member, retired partner or member or Affiliate of such Investor; provided such partner, member, retired partner or member or Affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such assignment, to be bound by all of the provisions of this Agreement.

4.6 Permitted Transfers.

(a) Notwithstanding anything to the contrary contained herein, any Investor which is a partnership or limited liability company may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to a partner, limited partner, retired partner, member or retired member of such partnership or to the estate of any such partner, limited partner, retired partner, member or retired member or transfer by will or intestate succession to his or her spouse or to the siblings, lineal descendants or ancestors of such partner, limited partner, retired partner, member or retired member or his spouse or to an Affiliate; provided such transferee agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

(b) Notwithstanding anything to the contrary contained herein, any Investor which is a corporation may transfer, without first offering any securities of the Company to any other Investor, all or any of its securities to any of its Affiliates, provided such Affiliate agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, any Investor who is an individual may Transfer, without first offering any securities of the Company to any other Investor, all or any of his securities to his spouse or his or his spouse’s siblings, lineal descendants or ancestors, or to any trust for any of the foregoing or any entity that is an Affiliate of such Investor; provided such transferee agrees in writing with the Company and the Investors, prior to and as a condition precedent to such Transfer, to be bound by all of the provisions of this Agreement.

4.7 Termination. The right of first refusal granted under this Section 4 shall not apply to and shall terminate immediately before the earlier to occur of (i) the Company’s initial public offering or (ii) a Liquidating Transaction (as defined in the Restated Certificate).

SECTION 5

MISCELLANEOUS

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors and administrators and permitted transferees of the parties hereto.

5.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into and performed in the State of Delaware solely by residents thereof without reference to principles of conflicts of laws or choice of laws.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopied, telegraphed, telexed, or sent by other electronic transmission (transmission confirmed), or otherwise actually delivered to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

5.7 Amendment and Waiver. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of at least sixty-seven percent (67%) of the Registrable Securities, and for purposes of the final sentence of Section 3.5 and Section 3.9 only, the written consent of the holders of at least a majority of the then outstanding shares of Common Stock held by the Founders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company but in no event shall any amendment or waiver adversely affect the obligations or rights of any Holder in a manner different than the other Holders, except upon the written consent of such adversely affected Holder. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders of Registrable Securities, or agree to accept alternatives to such performance, without obtaining the consent of any Holder of Registrable Securities so long as such waiver or acceptance of alternative performance affects all Holders equally.

5.8 Rights of Holders. Each Holder of Registrable Securities shall have the right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

5.10 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.11 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which are incorporated herein by this reference.

5.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

5.13 Further Assurances. From and after the date of this Agreement, upon the request of a party, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.14 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.15 Additional Investors. Notwithstanding Section 5.7 above, in the event that after the date of this Agreement a sale of Preferred Stock pursuant to the Purchase Agreement is made to a person not already a party hereto, the Company shall cause such person to execute a Joinder Agreement in the form attached hereto as Exhibit B, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to an Investor and, immediately upon such person becoming a party to this Agreement, the Schedule of Investors shall be updated automatically without any action required by the parties hereto.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

ALDEXA THERAPEUTICS, INC.

By:	/s/ Todd Brady
Todd Brady
President

Address: 25 Burlington Mall Road, Suite 300 Burlington, MA 01803

SIGNATURE PAGE TO ALDEXA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as or the date first above written.

DOMAIN PARTNERS VI, L.P.

By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner

By:	/s/ Kathleen Shoemaker
Kathleen Schoemaker,
Managing Member

DP VI ASSOCIATES, L.P.

By:	One Palmer Square Associates VII, L.L.C.
Its:	General Partner

By:	/s/ Kathleen Shoemaker
Kathleen Schoemaker,
Managing Member

SIGNATURE PAGE TO ALDEXA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:	/s/ Asish K. Xavier

Name:	Asish K. Xavier

Title:	VP, Venture Investments

SIGNATURE PAGE TO ALDEXA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

Domain Partners VI, L.P.

DP VI Associates, L.P.

Johnson & Johnson Development Corporation

EXHIBIT B

JOINDER AGREEMENT TO

ALDEXA THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Amended and Restated Investors’ Rights Agreement (the “Agreement”) dated as of December 20, 2012, as may be amended from time to time, by and among Aldexa Therapeutics, Inc. (the “Company”) and the other parties from time to time parties named therein, and for all purposes of the Agreement, the undersigned shall be included within the term Investor, as defined in the Agreement. The address and facsimile number to which notices shall be sent to the undersigned are as follows:

Address:

Facsimile Number:

Print Name:
Date: